FIRST POTOMAC REALTY TRUST

SCHEDULE 14A INFORMATION

(RULE 14a-101)

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FIRST POTOMAC REALTY TRUST

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FIRST POTOMAC REALTY TRUST

7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 13, 2004

To Our Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Potomac Realty Trust (the “Company,” “we” or “us”) on Thursday, May 13, 2004 at 11:00 a.m., local time, at the offices of Hunton & Williams LLP, 1900 K Street, NW, 12th Floor, Washington, DC 20006 to consider and take action on the following:

1.	To elect seven members to the Board of Trustees; and

2.	To transact such other business as may properly come before the meeting.

      Only shareholders of record as of the close of business on March 26, 2004 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. You may vote by mail by completing and returning the enclosed proxy in the envelope provided. Please see the attached proxy statement for more details on how you can vote.

      The Board of Trustees appreciates and encourages your participation in the Company’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please return the enclosed proxy card to vote your shares by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Trustees,

Douglas J. Donatelli
President, Chief Executive Officer and Trustee

Bethesda, Maryland
April 8, 2004

i

FIRST POTOMAC REALTY TRUST

7200 Wisconsin Avenue, Suite 310

Bethesda, Maryland 20814

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

      This proxy statement is furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Hunton & Williams LLP, 1900 K Street, NW, 12th floor, Washington, DC 20006 on Thursday, May 13, 2004 at 11:00 a.m., local time, and at any adjournments and postponements thereof. This proxy statement and accompanying proxy card were first sent to shareholders on or about April 8, 2004.

      The mailing address of our principal executive offices is 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814. We maintain a Web site at www.first-potomac.com. Information at our Web site is not and should not be considered part of this proxy statement.

      The Company will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, proxies may be solicited by the trustees, officers and employees of the Company, at no additional compensation, by telephone, telegram, personal interviews or otherwise. The Company regularly retains the services of Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee, to assist with the Company’s investor relations and other shareholder communications issues. Corporate Communications, Inc. will assist in the solicitation of the proxies and will not receive any additional compensation for those services. The Company will reimburse the firm’s expenses in connection with the solicitation.

      No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from anyone to whom it is unlawful to make such proxy solicitation in that jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

      The principal purposes of the Annual Meeting are to: (1) elect seven members to the Board of Trustees and (2) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Trustees knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

      You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. If the proxy card is signed, dated and returned, but voting directions are not made, the proxy will be voted “for” the trustee nominees and in such manner as the proxy holders named on the enclosed proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy

      If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy,

•	by completing a proxy card with a later date and by returning it to us at or before our Annual Meeting,

•	by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

      If your Common Shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting

      The Board of Trustees has fixed the close of business on March 26, 2004 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 26, 2004, the Company had outstanding 8,634,000 common shares of beneficial interest (“Common Shares”). On all matters to come before the Annual Meeting, each holder of Common Shares will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

      The representation in person or by proxy of a majority of the issued and outstanding Common Shares is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your Common Shares in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

      The affirmative vote of a plurality of the Common Shares cast at the Annual Meeting will elect each nominee to our Board of Trustees. There is no cumulative voting in the election of trustees.

      Under applicable New York Stock Exchange rules (the exchange on which our Common Shares are traded), brokers holding our Common Shares for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner may not receive voting instructions from the beneficial owner and under the NYSE’s rules may not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Since the election of trustees is a routine matter for which specific instructions from beneficial owners are not required under the NYSE’s rules, no broker non-votes will arise in the context of voting for the seven trustee nominees.

      If you do not provide voting instructions to your broker for our Common Shares held in nominee or street name, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of trustees or (2) leave your shares unvoted. To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.

PROPOSAL 1: ELECTION OF TRUSTEES

      The Board of Trustees has fixed the number of trustees at seven. The seven persons named below are nominated to serve on the Board of Trustees until the 2005 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified. Each nominee is currently a trustee of the Company. The Board of Trustees has no reason to believe that the persons named below as nominees for trustees will be unable, or will decline to serve, if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a trustee, the proxy may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Trustees. Abstentions and shares held in street name that are not voted in the election of trustees will not be included in determining which nominees received the highest number of votes.

Nominees for Election as Trustees

      The following table sets forth the names and biographical information concerning each of the current trustees nominated for election at the Annual Meeting.

Name	Principal Occupation	Trustee Since	Age

Robert H. Arnold	Founder, Co-Managing Director, R.H. Arnold & Co.	2003	60
Richard B. Chess	Attorney, Director, 1031 Transactions of Triple Net Properties	2003	50
Douglas J. Donatelli	President and CEO of the Company	2003	42
Louis T. Donatelli	Chairman of the Company; Chairman, D&K	2003	70
J. Roderick Heller	Chairman, Carnton Capital Associates	2003	66
R. Michael McCullough	Director, Capital Automotive REIT	2003	64
Terry L. Stevens	Vice President, CFO, Treasurer, Highwoods Properties, Inc.	2003	55

      Robert H. Arnold is the founder and Co-Managing Director of R.H. Arnold & Co., a New York-based investment banking firm which specializes in providing advisory services to U.S. and international investment funds, and advising corporations on capital raising, mergers, acquisitions, divestitures and valuations. Mr. Arnold has served as a trustee since our initial public offering and was a director of First Potomac Realty Investment Trust, Inc. (our “Predecessor”)from 1997 until our initial public offering. Mr. Arnold has more than 30 years of financial experience including serving as the treasurer of Merrill Lynch & Co. and the chief financial officer of Merrill Lynch Capital Markets. Mr. Arnold serves on the boards of the WT Mutual Funds, Treasury Strategies, Inc. and The Stanton Group. Mr. Arnold received his Bachelor of Science, Master of Science and Ph.D. degrees from Northwestern University.

      Richard B. Chess is an attorney and currently serves as Director of 1031 Transactions for Triple Net Properties LLC. Mr. Chess has served as a trustee since our initial public offering and was a director of our Predecessor from 1997 until our initial public offering. From 1987 to 1997, Mr. Chess was Director of Acquisitions for United Dominion Realty Trust, a real estate investment trust that invests in apartment properties. Currently, Mr. Chess is Of Counsel to FutureLaw, LLC, a law firm located in Richmond, Virginia. Mr. Chess received his Bachelor of Science Degree from the University of Pittsburgh and Juris Doctorate from the University of Richmond Law School.

      Douglas J. Donatelli is a co-founder of the Company and has served as President, Chief Executive Officer and Trustee of the Company since our initial public offering and of our Predecessor since its founding in 1997. Prior to 1997, Mr. Donatelli served as Executive Vice President of Donatelli & Klein, Inc. (“D&K”), a real estate investment firm that has acquired, redeveloped or repositioned over 3 million square feet of commercial and residential space since 1974, with a focus on the Washington, D.C. region, and President of D&K Management, D&K’s property management subsidiary, where he oversaw all of the major operational aspects of D&K’s property ownership activities. From 1985 to 1991, Mr. Donatelli also served as President of D&K Broadcasting, a communications-related subsidiary of D&K that owned Fox-network affiliated television stations. Mr. Donatelli holds a Bachelor of Science degree in Business Administration from Wake Forest University and is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts. Mr. Donatelli is the son of Louis T. Donatelli.

      Louis T. Donatelli is a co-founder of the Company and has served as the Chairman of the Board of the Company since our initial public offering and of our Predecessor since its founding in 1997. Mr. Donatelli is also the founder and Chairman of D&K. He currently serves on the boards of several Friedman, Billings Ramsey & Co., Inc. mutual funds, St. Johns College High School and Rebuilding Together — Christmas in April. Mr. Donatelli is an alumnus of Villanova University. Mr. Donatelli is the father of Douglas J. Donatelli.

      J. Roderick Heller, III is the Chairman of Carnton Capital Associates, a private investment corporation. From May 1986 to December 1997, Mr. Heller served as Chairman and Chief Executive Officer of NHP, Inc. and various related organizations, including the National Housing Partnership, NHP, Inc., before it was sold in December 1997, was a public company that, collectively with NHP Partners, was the nation’s largest owner and operator of apartment buildings. Mr. Heller has served as a trustee since our initial public offering. From January 2000 to July 2000, Mr. Heller served as the Chairman and Chief Executive Officer of Financial Passport, Inc., prior to its being acquired by Ameritrade, Inc. Mr. Heller was a partner of the law firm of Wilmer, Cutler & Pickering in Washington, D.C. from 1971 to 1982. Mr. Heller is currently a director of York International Corporation, a supplier of HVAC equipment, and CCG Information Services, Inc. Mr. Heller received a Bachelor of Arts from Princeton University, a Masters of History from Harvard University and a Juris Doctorate from Harvard Law School.

      R. Michael McCullough was employed by Booz, Allen & Hamilton Inc., a global consulting firm, from 1965 through 1996. He was the Chairman and Chief Executive Officer of Booz, Allen & Hamilton Inc. from 1984 to 1992. From 1992 until his retirement in 1996, Mr. McCullough was the Senior Chairman of Booz, Allen & Hamilton Inc. Mr. McCullough has served as a trustee since our initial public offering. Currently, Mr. McCullough is a Director of Capital Automotive REIT, a real estate investment trust focused on automotive retail real estate, Watson Wyatt Worldwide, a global consulting firm, and the National Rehabilitation Hospital. Mr. McCullough was previously a director of Charles E. Smith Residential Realty, Inc. Mr. McCullough received a Bachelor of Science degree in Electrical Engineering from the University of Detroit.

      Terry L. Stevens is the Vice President, Chief Financial Officer and Treasurer of Highwoods Properties, Inc. located in Raleigh, North Carolina. Mr. Stevens joined Highwoods Properties, Inc. in December of 2003. Highwoods is a fully integrated, self-administered REIT that owns office, industrial and retail properties. Mr. Stevens has served as a trustee since our initial public offering. Prior to joining Highwoods Properties, Inc., Mr. Stevens held various executive positions with Crown American Realty Trust, an owner of retail real estate that recently merged with Pennsylvania Real Estate Investment Trust, from 1994 to 2003, including Executive Vice President, Chief Financial Officer and Trustee. From 1990 to 1994, Mr. Stevens was Director of Financial Systems Development as well as Director of Internal Audit at AlliedSignal, Inc., a large multi-national manufacturer He also spent 18 years with Price Waterhouse, an international accounting firm, including seven years as an audit partner. Mr. Stevens received a Bachelor of Science degree in Physics from Juniata College and his Masters of Business Administration from The Wharton School. He is a certified public accountant.

Our Board of Trustees recommends that shareholders vote FOR the election of each of the nominees.

COMMITTEES AND MEETINGS OF OUR BOARD OF TRUSTEES

Independence of Our Board of Trustees

      Our Bylaws and Governance Guidelines and the listing standards of the New York Stock Exchange require that a majority of our trustees be independent. Our Board of Trustees has determined that the following members of our Board are independent, as that term is defined under our Bylaws and Governance Guidelines and the general independence standards in the listing standards of the New York Stock Exchange: Richard B. Chess, J. Roderick Heller, III, R. Michael McCullough and Terry L. Stevens. We presently have seven trustees, including these four independent trustees.

      Our Board of Trustees has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Trustees are reported to the Board of Trustees, usually at its next meeting.

Executive Sessions of Our Non-Management Trustees

      The non-management trustees of our Board of Trustees will occasionally meet in executive sessions that exclude members of the management team. There were no executive sessions held during 2003. Our Board of Trustees has determined that Mr. Heller, or in his absence, his designee, should chair all meetings of non-management trustees. During these meetings, Mr. Heller has the power to lead the meeting, set the agenda and determine the information to be provided to the attendees. Shareholders and other interested persons may contact Mr. Heller in writing by mail c/o First Potomac Realty Trust, 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814, Attention: Secretary. All such letters will be forwarded to Mr. Heller.

Audit Committee

      The Board of Trustees has established an Audit Committee, which consists of Messrs. Stevens (Chairman), Chess and McCullough. Our Board of Trustees has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for Audit Committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, the listing standards of the NYSE and our Bylaws and Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as such term is interpreted by the Board of Trustees. In addition, our Board of Trustees has determined that Mr. Stevens is an “audit committee financial expert” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee operates under a written charter (which is attached as Exhibit A to this proxy statement) adopted by our Board of Trustees. The primary duties and responsibilities of the Audit Committee are to:

•	review and discuss with management and our independent public accountants our financial reports, financial statements and other financial information;

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	make recommendations concerning the appointment, retention, compensation, evaluation and termination of independent public accountants;

•	approve professional services provided by the independent public accountants;

•	consider the range of audit and non-audit fees;

•	monitor the independence, experience and performance of our outside auditors;

•	provide an avenue of communication among the outside auditors, management and our Board of Trustees;

•	encourage adherence to, and continuous improvement of, our financial reporting and internal control policies, procedures and practices; and

•	monitor compliance with legal and regulatory requirements.

      The Audit Committee met three times during our 2003 fiscal year, and all members attended each meeting.

      For more information, please see “Audit Committee Report” beginning on page 23.

Compensation Committee

      Our Board of Trustees has established a Compensation Committee which consists of Messrs. McCullough (Chairman), Heller and Stevens. Our Board has determined that each of the Compensation Committee members is independent, as that term is defined under our Bylaws and Governance Guidelines and the listing standards of the NYSE. The Compensation Committee operates under a written charter adopted by our Board. The Compensation Committee determines compensation for our executive officers and administers our stock plan. The primary duties and responsibilities of the compensation committee are to:

•	oversee our overall compensation philosophy and structure to determine its appropriateness;

•	review and approve proposed amendments to our benefits plans; and

•	review and recommend compensation arrangements for our executive officers.

      The Compensation Committee met twice during our 2003 fiscal year, and all members attended each meeting.

      For more information, please see “Compensation Committee Report” beginning on page 20.

Nominating & Governance Committee

      Our Board of Trustees has established a Nominating & Governance Committee which consists of Messrs. Chess (Chairman), Heller and McCullough. Our Board has determined that each of the Nominating & Governance Committee members is independent, as that term is defined under our Bylaws and Governance Guidelines and the listing standards of the NYSE. The Nominating & Governance Committee operates under a written charter adopted by our Board. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board candidates for service on our Board; and

•	oversees the evaluation of our Board and management.

      The Nominating & Governance Committee met once during our 2003 fiscal year, and all members attended the meeting.

Other Committees

      From time to time, our Board of Trustees may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board.

Code of Business Conduct and Ethics

      The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and the Company’s other employees.

Availability of Corporate Governance Materials

      Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee and our Nominating & Governance Committee, our Governance Guidelines and our Code of Business Conduct and Ethics, on our Internet Web site at www.first-potomac.com, and these documents are available in print to any shareholder upon request by writing to First Potomac Realty Trust, 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814, Attention: Investor Relations. Information at our Web site is not and should not be considered a part of this proxy statement.

Trustee Nominations

      Nominating & Governance Committee. The Company’s Nominating & Governance Committee performs the functions of a nominating committee. The Nominating & Governance Committee’s Charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by our Board. The Company’s Governance Guidelines also contain information concerning the responsibilities of the Nominating & Governance Committee with respect to identifying and evaluating trustee candidates. Both documents are published on the Company’s Internet Web site at www.first-potomac.com. Information at our Web site is not and should not be considered a part of this proxy statement.

      Trustee Candidate Recommendations and Nominations by Shareholders. The Nominating & Governance Committee’s charter provides that the committee will consider trustee candidate recommendations by shareholders. Shareholders should submit any such recommendations for the consideration of our Nominating & Governance Committee through the method described under “Communications with Our Board of Trustees” below. In addition, any shareholder of record entitled to vote for the election of trustees at the 2005 meeting of shareholders may nominate persons for election to the Board of Trustees if that shareholder complies with the notice procedures summarized in “Shareholder Proposals for Our 2005 Annual Meeting” below.

      Process For Identifying and Evaluating Trustee Candidates. The Nominating & Governance Committee evaluates all trustee candidates in accordance with the trustee qualification standards described in our Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Nominating & Governance Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the Board’s needs.

Communications with Our Board of Trustees

      Our Board of Trustees has approved unanimously a process for shareholders to send communications to our Board. Shareholders can send communications to our Board and, if applicable, to any committee or to specified individual trustees in writing c/o First Potomac Realty Trust, 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814, Attention: Secretary. The Company does not screen mail, and all such letters will be forwarded to our Board and any such specified committee or individual trustee.

Shareholder Proposals for Our 2005 Annual Meeting

      Our Board will provide for presentation of proposals by our shareholders at the 2005 Annual Meeting of Shareholders, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the Securities and Exchange Commission regarding shareholder proposals.

      Shareholders intending to submit proposals for presentation at our 2005 Annual Meeting of Shareholders, scheduled to be held in May 2005, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before March 14, 2005 for inclusion in our proxy statement and the form of proxy relating to our 2005 Annual Meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the Securities and Exchange Commission. We will not consider proposals received after March 14, 2005 for inclusion in our proxy materials for our 2005 Annual Meeting of Shareholders.

      In order for a shareholder to nominate a candidate for trustee, under the Company’s Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 60 and no more than 90 days before the first anniversary of the date of the Company’s proxy statement in connection with the last annual meeting, i.e., between February 14th and March 14th, 2005 for the 2005 Annual Meeting. The shareholder filing the notice of nomination must include:

•	as to the shareholder giving the notice:

•	the name and address of such shareholder, as they appear on the Company’s share transfer books;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the class and number of Common Shares of the Company beneficially owned by that shareholder; and

•	a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by that shareholder; and

•	as to each person whom the shareholder proposes to nominate for election as a trustee:

•	the name, age, business address and, if known, residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of Common Shares of the Company that are beneficially owned by the person;

•	any other information relating to the person that is required to be disclosed in solicitations of proxies for election of trustees or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a trustee if elected.

      In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described above. That notice must include:

•	the information described above with respect to the shareholder proposing such business;

•	a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; and

•	any material interest of the shareholder in such business.

      In addition, if a shareholder intends to present a matter for a vote at the 2005 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s proxy statement for that meeting, the shareholder must give timely notice in accordance with Securities and Exchange Commission rules. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

      In each case the notice must be given by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company, whose address is c/o First Potomac Realty Trust, 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814, Attention: Secretary. Our Bylaws are available on our Internet Web site at www.first-potomac.com. Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information at our Web site is not and should not be considered part of this proxy statement.

Director Attendance at Meetings of our Board of Trustees and Annual Meeting

      The Board of Trustees held nine regular meetings during 2003. All incumbent trustees attended 75% or more of the aggregate number of meetings of the Board of Trustees and its committees on which they served during 2003.

      The Company has a policy that trustees attend the Annual Meeting of Shareholders. The 2004 Annual Meeting of Shareholders will be the Company’s first annual meeting of shareholders.

Contributions to Charitable Entities

      During 2003, the Company did not make any contributions to charitable entities on which one of our trustees or executive officers sits as a board member or serves as an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Contribution of FPM Management, LLC

      In July 2003, in connection with the Company’s initial public offering, First Potomac Management, Inc., which was owned by Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James Dawson and Kyung Rhee, each of whom is an executive officer of the Company, agreed to contribute all of the capital interests and no less than 90% of the profits interests in FPM Management, LLC, the entity that manages the Company’s properties, to First Potomac Realty Investment Limited Partnership, our operating partnership, in exchange for 233,333 units of partnership interest in our operating partnership, which had an aggregate value of approximately $3.5 million based on the $15.00 initial public offering price of our common shares. This transaction was completed in October 2003 subsequent to the closing of our initial public offering.

Contribution of Interests in Rumsey Center and Snowden Center

      In connection with our acquisition of certain limited liability company interests in the entity that owned interests in Rumsey Center and Snowden Center, subsequent to the initial public offering, our operating partnership issued to Messrs. Louis T. Donatelli, Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee, as well as to relatives of one of our executive officers, the following numbers of units of partnership interest: 7,500, 15,000, 2,000, 10,000, 2,000, 5,000 and 2,000, respectively. These units had values, respectively, of $112,500, $225,000, $30,000, $150,000, $30,000, $75,000, and $30,000 based on the $15.00 initial public offering price for our Common Shares.

      The limited liability company interests that the Company acquired were purchased by the sellers in October 2002 in connection with, and to facilitate, the Company’s acquisition of Rumsey Center and Snowden Center. Louis T. Donatelli purchased his limited liability company interest for an investment of $75,000. Douglas J. Donatelli purchased his limited liability company interest for an investment of $150,000. Nicholas R. Smith purchased his limited liability company interest for an investment of $20,000. Barry H. Bass purchased his limited liability company interest for an investment of $100,000. James H. Dawson purchased his limited liability company interest for an investment of $20,000. Kyung Rhee purchased her limited liability company interest for an investment of $50,000. The value of the interests being contributed was determined by our executive officers, including Messrs. Louis T. Donatelli, Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee, the owners of the interests being contributed, based upon an assumed value for the properties of $32 million, which is the aggregate value of the properties that was agreed to between us and our unaffiliated institutional partner, whose joint venture interests in such properties we acquired upon completion of the initial public offering. The number of units issued to our executive officers for their limited liability company interests was based upon the amount that would have been distributed to each limited liability company member under the terms of the joint venture agreement if the properties had been sold for an amount equal to that assumed value, divided by the $15.00 initial public offering price of our Common Shares. We did not obtain appraisals of the properties or the interests contributed to our operating partnership in this transaction, and the consideration given to the holders of the contributed interests was not negotiated at arm’s length and may have exceeded the fair market value of those interests.

Contribution of Interests in Greenbrier Technology Center II and Norfolk Business Center

      In connection with the Company’s acquisition of certain limited liability company interests in the entity that owned interests in Greenbrier Technology Center II and Norfolk Business Center, subsequent to the initial public offering, our operating partnership issued to each of Messrs. Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee 2,100 units of partnership interest having a value of $31,500, or $157,500 in the aggregate, based on the $15.00 initial public offering price for our Common Shares.

      The limited liability company interests that the Company acquired were purchased by the sellers in October 2002 in connection with, and to facilitate, the Company’s acquisition of Greenbrier Technology Center II and Norfolk Business Center. Douglas J. Donatelli purchased his interest for an investment of $20,828. Nicholas R. Smith purchased his interest for an investment of $20,828. Barry H. Bass purchased his interest for an investment of $20,828. James H. Dawson purchased his interest for an investment of $20,828. Kyung Rhee purchased her interest for an investment of $20,828. The value of the interests contributed was determined by our executive officers, including Messrs. Douglas J. Donatelli, Smith, Bass, Dawson and Ms. Rhee, the owners of the interests contributed, based upon an assumed value for the properties of $14 million, which is the aggregate value of the properties that was agreed to between us and our unaffiliated institutional partner, whose joint venture interests in such properties we acquired upon completion of the offering. The number of units issued to our executive officers for their limited liability company interests was based upon the amount that would have been distributed to each limited liability company member under the terms of the joint venture agreement if the properties had been sold for an amount equal to that assumed value, divided by the $15.00 initial public offering price of our Common Shares. We did not obtain appraisals of the properties or the interests contributed to our operating partnership in this transaction, and the consideration given to the holders of the contributed interests was not negotiated at arm’s length and may have exceeded the fair market value of those interests.

Contribution of Interests in Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center

      In connection with the Company’s acquisition of the remaining limited liability company interests in the entity that held interests in our Crossways Commerce Center I, Crossways Commerce Center II, Coast Guard Building and Newington Business Park Center, subsequent to the initial public offering, our operating partnership issued to (i) relatives of one of our executive officers 26,182 units of partnership interest having an aggregate value of $392,730, and (ii) to Messrs. Louis T. Donatelli, Douglas J. Donatelli and Nicholas R. Smith 6,218 units of partnership interest having an aggregate value of $93,270, both values based on the $15.00 initial public offering price for our Common Shares.

      The value of the interests being contributed was determined by our executive officers, including Messrs. Louis T. Donatelli, Douglas J. Donatelli, and Nicholas R. Smith, the owners of the interests being contributed, using an assumed value for the properties of $58 million, which is the same value that was used when our operating partnership acquired interests in the same limited liability companies from affiliated and unaffiliated parties in January 2003. The number of units paid to our executive officers for their limited liability company interests was based upon the amount that would have been distributed to each limited liability company member under the terms of the joint venture agreement if the properties had been sold for an amount equal to that assumed value, divided by the $15.00 offering price of our common shares. We did not obtain appraisals of the properties or the interests contributed to our operating partnership in this transaction, and the consideration given to the holders of the contributed interests was not negotiated at arm’s length and may have exceeded the fair market value of those interests.

The Company’s Relationship with Donatelli & Klein, Inc.

      The Chairman of our Board of Trustees, Louis T. Donatelli, beneficially owns 548,716 units of partnership interest in our operating partnership, or approximately 5.5% of the total number of units issued and outstanding, comprised of 80,297 units directly held, 85,050 units indirectly held through First Potomac Management, Inc. and 383,369 units indirectly held through Donatelli & Klein, Inc. (D&K), the general partner of Plaza 500 Limited Partnership. Mr. Donatelli is the sole shareholder of the general partner of Plaza 500 Limited Partnership. Plaza 500 Limited Partnership is one of our limited partners, and became a unitholder in December 1997 in connection with the initial formation of our operating partnership when it contributed one of our initial properties, Plaza 500, to our operating partnership. By contributing Plaza 500 to our operating partnership in exchange for units, Plaza 500 Limited Partnership was able to defer any taxable gain that it would have otherwise realized upon the transfer of Plaza 500. Certain transactions that we might undertake with regard to Plaza 500 could cause Plaza 500 Limited Partnership to recognize part or all of any taxable gain that has thus far been deferred. Mr. Donatelli will have a conflict of interest in our board’s consideration of any proposed disposition of Plaza 500 because of the tax liability that could be recognized by Plaza 500 Limited Partnership. Thus, decisions with respect to that property may not fully reflect your interests.

      In addition, Mr. Donatelli could have a conflict of interest because of the nature of the business of D&K. D&K is a real estate investment firm primarily focused on developing multifamily properties. In the past, D&K has acquired, redeveloped or repositioned commercial real estate in the Washington, D.C. metropolitan area, and thus could potentially compete with the Company. Mr. Donatelli has entered into an employment contract with us under which, subject to certain limitations, he and his affiliates, including D&K, have agreed not to compete with us in acquiring, operating and developing industrial and flex properties in the Mid-

Atlantic region, during the term of his employment and for an additional two-year period following his termination of employment with the Company.

Certain Other Relationships

      Certain other of our trustees and executive officers beneficially own units of interest in our operating partnership: Douglas J. Donatelli (147,191 units, or approximately 1.7% of the total number of units issued and outstanding); Robert H. Arnold (97,948 units owned by R.H. Arnold Company, Inc., or approximately 1.1%); Nicholas R. Smith (78,456 units, or less than 1.0%); Barry H. Bass (39,836 units, or less than 1.0%); Kyung Rhee (44,900 units, or less than 1.0%); and James H. Dawson (34,718 units, or less than 1.0%). We also paid $80,000 to R.H. Arnold & Company, Inc. for financial advisory services in 2003. These trustees and executive officers may have conflicting duties because, in their capacities as our trustees and executive officers, they have a duty to First Potomac, while at the same time, in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners and themselves are limited partners. Conflicts may arise when the interests of our shareholders and the limited partners of the operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness. The partnership agreement of the operating partnership contains a provision that in the event of a conflict of interest between our shareholders and the limited partners of our operating partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our operating partnership, and, if we, in our sole discretion as general partner of the operating partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our operating partnership, the conflict will be resolved in favor of our shareholders. In addition, our Board of Trustees has adopted a policy that any disposition of property controlled by a trustee, or in which a trustee has an interest, must be approved by a unanimous vote of the disinterested trustees.

Convertible Notes

      On July 9, 2003, Messrs. Bass and Dawson and Ms. Rhee loaned an aggregate of $287,000 to our operating partnership to fund a portion of the expenses of the initial public offering, in return for which our operating partnership issued promissory notes that were convertible into units of our operating partnership at a conversion price of $11.00 per unit and bore interest at an annual rate of 10%. These executive officers converted their notes into units subsequent to the initial public offering. The brother-in-law of one of our executive officers also loaned $100,000 to our operating partnership in July 2003 on the same terms and also converted his notes into units upon completion of the offering.

Purchase of Operating Partnership Units

      In December 2002, our operating partnership issued 6,978 units to each of Mr. Barry H. Bass, Ms. Kyung Rhee and Mr. Michael Vlahos for $14.07 per unit. Each of these persons purchased those units with a combination of cash and a promissory note maturing in December 2006 and bearing interest at 6% annually.

COMPENSATION OF TRUSTEES

      As compensation for serving on our Board of Trustees, each of our non-employee trustees receives an annual cash fee of $16,000 and an additional $1,000 for each board meeting attended, with no additional compensation for telephonic board meetings. The chairmen of the audit, compensation and nominating and governance committees receive annual cash fees of $5,000, $2,500, and $2,500, respectively. Members of each committee receive $500 for each committee meeting attended. In addition, each of our non-employee trustees receive an annual grant of 500 of our common shares.

      In connection with our initial public offering, Messrs. Arnold and Chess received a grant of 2,000 Common Shares and Messrs. Heller, McCullough and Stevens received a grant of 1,000 Common Shares. Messrs. Arnold and Chess received the additional 1,000 Common Shares for their past service to the Board of Directors of our Predecessor.

      In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees and any and all committees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under federal securities laws, our executive officers, trustees and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our trustees and executive officers during 2003.

      Based on our review of the reports and amendments to those reports furnished to us or written representations from our trustees and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our trustees and executive officers during 2003.

EXECUTIVE OFFICERS

      The following table contains information regarding the executive officers of the Company who are not also trustees. These officers are appointed annually by the Board and serve at the Board’s discretion.

Name	Age	Position

Nicholas R. Smith	39	Executive Vice President, Chief Investment Officer
Barry H. Bass	40	Senior Vice President, Chief Financial Officer
James H. Dawson	45	Senior Vice President, Leasing and Property Management
Kyung Rhee	43	Senior Vice President, Tax and Asset Management
Michael H. Comer	38	Vice President, Chief Accounting Officer

      Nicholas R. Smith is one of the founders of the Predecessor and has served as the Executive Vice President and Chief Investment Officer of the Company since the initial public offering. He has over 15 years’ experience in commercial real estate in the Washington, D.C. area, including seven years with D&K and D&K Management. Prior to joining D&K, Mr. Smith was with Garrett & Smith, Inc., a real estate investment and development firm based in McLean, Virginia and Transwestern/ Carey Winston (formerly Barrueta & Associates, Inc.) a Washington-based commercial real estate brokerage and property management firm. Mr. Smith is a graduate of the Catholic University of America. He is a member of the District of Columbia Building Industry Association, the National Association of Industrial and Office Parks and the Urban Land Institute.

      Barry H. Bass has been a Senior Vice President and the Chief Financial Officer of the Predecessor since the initial public offering. Prior to joining the Predecessor in 2002, Mr. Bass was a senior member of the real estate investment banking group of Legg Mason Wood Walker, Incorporated where he advised a number of public and private real estate companies in their capital raising efforts. Prior to that position, Mr. Bass was Executive Vice President of the Artery Organization in Bethesda, Maryland, an owner and operator of real estate assets in the Washington, D.C. area until 1999, and prior to that a Vice President of Winthrop Financial Associates, a real estate firm, where he oversaw the Company’s asset management group. Mr. Bass is a graduate of Dartmouth College and is a member of the National Association of Real Estate Investment Trusts.

      James H. Dawson has been the Senior Vice President, Leasing and Property Management of the Company since the initial public offering. From 1998 until June 2003, Mr. Dawson served as Senior Vice President of First Potomac Management, Inc., coordinating the Company’s management and leasing activities. Prior to joining First Potomac Management, Inc., Mr. Dawson spent 18 years with Reico

Distributors, a large user of industrial and flex properties in the Baltimore/ Washington corridor. At Reico, he was responsible for the construction and management of the firm’s warehouse portfolio. Mr. Dawson received his Bachelor of Science degree in Business Administration from James Madison University and is a member of the Northern Virginia Board of Realtors, the Virginia State Board of Realtors and the Institute of Real Estate Management. Mr. Dawson joined the Company shortly after the inception of the Predecessor in early 1998.

      Kyung Rhee has been the Senior Vice President, Tax and Asset Management of the Company since the initial public offering. Ms. Rhee joined the Company at the inception of the Predecessor from D&K, where she served as Vice President-Finance and Controller from 1993 to 1997. Prior to joining D&K, she was with First Washington Realty, Inc., in Bethesda, Maryland, and before that, she was with Lee Development Group, Inc., a real estate development and management Company in Silver Spring, Maryland. Ms. Rhee received a Bachelor of Science degree in Accounting from the University of Maryland and a Masters degree in Taxation from American University. She is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

      Michael H. Comer has been the Vice President, Chief Accounting Officer of the Company since the initial public offering. Prior to joining the Company, Mr. Comer was controller at Washington Real Estate Investment Trust (WRIT), a Washington, D.C.-based, diversified real estate investment trust, where from 1999 to 2003 he was responsible for overseeing accounting operations and internal and external financial reporting. Prior to his tenure at WRIT, he was a manager in corporate accounting at The Federal Home Loan Mortgage Corp. from 1994 to 1999, and, prior to that position, was with KPMG LLP in Washington, D.C. where he performed audit, consultation and advisory services from 1990 to 1994. He is a certified public accountant and a graduate of the University of Maryland where he received a Bachelor of Science in Accounting. Mr. Comer is a member of the American Institute of Certified Public Accountants and a member of the National Association of Real Estate Investment Trusts.

SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

      The following table sets forth certain information, as of March 24, 2004, regarding Common Shares owned of record or known to the Company to be owned beneficially by each trustee and nominee for trustee, each executive officer and all trustees and executive officers as a group. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the Common Shares beneficially owned by that person. The address for each individual listed below is: c/o First Potomac Realty Trust, 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814.

	Number of Common
Beneficial Owners	Shares Beneficially Owned(1)(2)(3)	Percent of Class

Louis T. Donatelli	553,916	6.03%
Douglas J. Donatelli	154,108	1.75%
Nicholas R. Smith	85,323	*
Kyung Rhee	46,100	*
Barry H. Bass	41,835	*
James H. Dawson	34,385	*
Michael H. Comer	800	*
Robert H. Arnold	106,948	1.22%
J. Roderick Heller, III	11,000	*
R. Michael McCullough	6,000	*
Richard B. Chess	5,000	*
Terry L. Stevens	2,500	*

All Trustees and Executive Officers as a group (12 persons)	1,047,915	11.69%

*	Represents less than one percent of the Company’s issued and outstanding shares.

(1)	Assumes redemption of all limited partnership units (“Units”) in our operating partnership, First Potomac Realty Investment Limited Partnership, by the beneficial owner for Common Shares. Units are redeemable beginning on October 28, 2004 (or sooner upon waiver of the holding period by our Board of Trustees) by the holder for cash, or at the Company’s option, Common Shares. The total number of Common Shares outstanding used in calculating the percentage ownership of each person assumes that none of the Units held by other persons are redeemed for Common Shares. Units are held by each person as follows: Mr. Louis T. Donatelli, 548,716, including 383,369 Units held by Plaza 500 Limited Partnership of which Mr. Donatelli is the sole shareholder and chairman of the general partner; Mr. Douglas J. Donatelli, 148,708; Mr. Smith, 79,323; Ms. Rhee, 44,900; Mr. Bass, 39,835; Mr. Dawson, 32,385; and Mr. Arnold, 99,948, reflecting Units held by R.H. Arnold & Co., Inc., which is controlled by Mr. Arnold.

(2)	Includes the following Common Shares directly held by each person: Mr. Louis T. Donatelli, 5,200; Mr. Douglas J. Donatelli, 5,400; Mr. Smith, 6,000; Ms. Rhee, 1,200; Mr. Bass, 2,000; Mr. Dawson, 2,000; Mr. Comer, 800; Mr. Arnold, 7,000; Mr. Heller, 11,000; Mr. McCullough, 6,000; Mr. Chess, 5,000; and Mr. Stevens, 2,500.

(3)	Excludes Commons Shares issuable upon exercise of outstanding options as no Company options are exercisable within 60 days of March 24, 2004. See “Outstanding Options and Restricted Shares.”

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

      To the Company’s knowledge, based upon information available to the Company, beneficial owners of more than 5% of the Company’s Common Shares as of March 24, 2004, are as follows:

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class

K.G. Redding & Associates, LLC(1)	717,500	8.3%
One North Wacker Drive, Suite 4343 Chicago, IL 60606-2841
FleetBoston Financial Corporation(2)	540,800	6.3%
100 Federal Street Boston, MA 02110

(1)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004 by K.G. Redding & Associates, LLC. The Schedule 13G indicates that the reporting entity is an investment adviser with shared voting power over 481,000 Common Shares and sole dispositive power over 717,500 Common Shares.

(2)	Information based on a Schedule 13G filed with the SEC on February 13, 2004 by FleetBoston Financial Corporation. The Schedule 13G indicates that the reporting entity is an investment advisor with sole voting power over 435,636 Common Shares, sole dispositive power over 539,800 Common Shares and shared dispositive power over 1,000 Common Shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table shows for the fiscal years ended December 31, 2003, 2002 and 2001, the annual and long-term compensation paid and accrued by the Company and the Predecessor to the Company’s Chief Executive Officer and to each of the four most highly compensated executive officers whose total annual compensation exceeded $100,000 for the periods indicated. Information for fiscal year 2003 represents amounts paid both by the Predecessor prior to the initial public offering and the Company beginning at the date of the initial public offering.

						Long-Term
	Annual Compensation					Compensation

					Other Annual	Options	All Other
Name and Position	Fiscal Year		Salary(1)	Bonus(2)	Compensation	Granted	Compensation(3)

Douglas J. Donatelli	2003		$108,800	$73,900	$—	150,000	$509,500
President, CEO and Trustee	2002		111,200	217,800	—	—	277,700
	2001		113,300	45,200	—	—	96,000
Louis T. Donatelli	2003		85,000	50,000	—	100,000	530,700
Chairman of the Board of	2002		11,700	—	—	—	345,400
Trustees	2001		119,000	—	—	—	110,000
Nicholas R. Smith	2003		76,200	63,900	—	75,000	290,700
Executive Vice President	2002		55,700	187,800	—	—	158,000
and Chief Investment Officer	2001		78,200	45,200	—	—	54,800
Barry H. Bass	2003		108,100	60,000	—	50,000	42,300
Senior Vice President and	2002	(4)	57,300	—	—	—	—
Chief Financial Officer	2001		—	—	—	—	—
James H. Dawson	2003		104,500	104,700	—	50,000	20,800
Senior Vice President,	2002		92,800	75,200	—	—	12,300
Leasing and Property	2001		75,200	69,000	—	—	14,200
Management

(1)	The Compensation Committee approved the following salaries for 2003, effective with the initial public offering, for the named officers: Douglas Donatelli, $250,000; Louis Donatelli, $130,000; Nicholas Smith, $175,000; Barry Bass, $165,000; and James Dawson, $165,000.

(2)	Bonus amounts consist of bonus payments and leasing commissions.

(3)	All other compensation includes distributions to partners from affiliated entities prior to the initial public offering. Other compensation also includes 401(k) match and automobile allowance.

(4)	Reflects compensation for the period from the commencement of his employment in June 2002 through December 31, 2002.

Employment Agreements

      The Company has entered into employment agreements with each of the officers named in the summary compensation table above. The employment agreements for Douglas J. Donatelli, Louis T. Donatelli and Nicholas R. Smith are for an initial three-year term from the date of the initial public offering and provide for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreements for Barry H. Bass and James H. Dawson are for an initial two-year term and provide for automatic renewal of one-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreements provide that if a change in control occurs, the employment term will automatically be extended to the later of the (i) end of the existing employment term or (ii) the date that is equivalent to the automatic renewal term for the executive.

      The following describes the material terms of the employment agreements for Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson. The employment agreements provide the following annual base salaries: Douglas J. Donatelli, $250,000; Nicholas R. Smith, $175,000; Barry H. Bass, $165,000;

and James H. Dawson, $165,000. The salaries provided under the employment agreements are reviewed annually for appropriate increases by the Compensation Committee. Bonuses may be granted in the discretion of the Compensation Committee, and there is no maximum limit on the bonus awardable to any executive in any given year. These agreements provide that the executive officers agree to devote substantially all of their business time to the Company’s operations.

      The employment agreements also provided that at the time of the initial public offering each executive be granted an option to purchase the Company’s Common Shares. The option grants for each executive were as follows: Douglas J. Donatelli, 150,000 Common Shares; Nicholas R. Smith, 75,000 Common Shares; and Barry H. Bass and James H. Dawson, 50,000 Common Shares each. The option grants will become exercisable over a four-year period and has an exercise price of $15.00 per share, the price to the public in the initial public offering.

      These employment agreements permit the Company to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or a plea of guilty or nolo contendere to, a felony;

•	intentional and continual failure to substantially perform reasonably assigned material duties, which failure is materially and demonstrably detrimental to the Company and has continued for at least 30 days after written notice of demand for substantial performance has been provided;

•	willful misconduct in the performance of the executive’s duties; or

•	breach of any non-competition, non-disclosure or non-solicitation agreement in effect between the executive and the Company.

      In addition, each executive has the right under his employment agreement to resign for “good reason.” “Good reason” is defined in the employment agreement to include a substantial reduction in base salary, a demotion, a material reduction in duties, the executive being based at a location other than the Washington, D.C. metropolitan area, non-renewal of the employment agreement, or any material breach of the employment agreement by the Company. Resignation for “good reason” entitles the executive to receive the benefits described below.

      The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including participation in the Company’s retirement and welfare plans to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

      When the executive’s employment ends for any reason, the Company will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if the Company terminates Douglas J. Donatelli’s or Nicholas R. Smith’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to two times the executive’s base salary, payable over the 24 month period after the executive’s termination of employment, (ii) a pro ration of the executive’s incentive pay, and (iii) payment of premiums for group health coverage during the 24 month period after termination of employment or may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the Company terminates Barry H. Bass’s or James H. Dawson’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to one times the executive’s base salary, payable over the 12 month period after the executive’s termination of employment, (ii) a pro ration of the executive’s incentive pay, and (iii) payment of premiums for group health coverage during the 12-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the executive is terminated on account of death or disability, the executive will receive a pro ration of his incentive pay that covers the fiscal year of his termination. In addition, for each of the executives, in the event the Company terminates his employment other than for cause, on account of the executive’s disability or death, or by the executive for good reason, all of the executive’s outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of (i) the remaining term of the option or equity right, or (ii)(A) for Douglas J. Donatelli and Nicholas R. Smith, five years from the effective date of such termination, or (B) for Barry H. Bass and James H. Dawson, three years from the effective date of such termination. To receive the severance, the executive must execute a release of claims. An executive’s incentive pay is the greater of (i) the maximum incentive bonus for which the executive was eligible during the period that includes the executive’s date of termination or (ii) the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s termination date.

      In the event of a change in control, all outstanding options, restricted shares and other equity rights will become fully vested and exercisable for each executive officer. In the event of a change in control, Douglas J. Donatelli will be entitled to enhanced severance benefits irrespective of when his employment terminates if his employment terminates by the Company without cause or by him for good reason after the change in control. Nicholas R. Smith will be entitled to enhanced severance benefits if, within the two-year period after a change in control occurs, his employment is terminated without cause or he terminates on account of good reason. Barry H. Bass and James H. Dawson will be entitled to enhanced severance benefits if, within one year after a change in control occurs, their employment is terminated without cause or they terminate on account of good reason. In addition, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson will be entitled to enhanced severance benefits if they are terminated prior to a change in control, if their employment terminates (i) within the six month period prior to a change in control or (ii) after the commencement of the Company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of the executive’s termination. Douglas J. Donatelli and Nicholas R. Smith will also be entitled to enhanced severance benefits if they resign for any reason during the one month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Douglas J. Donatelli and Nicholas R. Smith are as follows: (i) lump sum severance payment equal to three times the executive’s base salary, (ii) lump sum severance payment equal to three times the executive’s incentive pay, (iii) a pro ration of the executive’s incentive pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control and (v) payment of premiums for group health coverage during the 36 month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. The change in control severance benefits payable to Barry H. Bass and James H. Dawson are as follows: (i) lump sum severance payment equal to two times the executive’s base salary, (ii) lump sum severance payment equal to two times the executive’s incentive pay, (iii) a pro ration of the executive’s incentive pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of any termination following such change in control, and (v) payment of premiums for group health coverage during the 24-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, each executive must execute a release of claims. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding voting securities;

•	if we merge into another entity unless the holders of the Company’s voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of the Company’s assets;

•	if we are liquidated or dissolved; or

•	if after the effective date of the employment agreement, new trustees are subsequently elected to the Company’s Board and such trustees constitute a majority of the Company’s Board and have been members of the Company’s Board for less than two years (with certain exceptions).

      If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require the Company to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

      If Douglas J. Donatelli’s and Nicholas R. Smith’s employment terminates for any reason or if a change in control occurs, the Company will indemnify each of them in connection with personal guarantees that they have jointly and severally provided in respect of certain indebtedness.

      In connection with the employment agreements, each executive was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one-year period after termination of an executive’s employment for any reason, the executive will not compete with the Company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Delaware, Maryland, North Carolina, Pennsylvania, Virginia, Washington, D.C. and West Virginia. This agreement also provides that for the one-year period after termination of the executive’s employment for any reason the executive will not solicit any of the Company’s operating partnership’s principal customers, encourage any of the Company’s principal customers to reduce its patronage of the Company, or solicit or hire any of the Company’s employees.

      The employment agreement for Louis T. Donatelli is for an initial three-year term and provides for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreement provides that if a change in control occurs the employment term will automatically be extended to the later of the (i) end of the existing employment term or (ii) the date that is equivalent to his automatic renewal term.

      The employment agreement provides that Louis T. Donatelli will receive an annual base salary of $130,000 and an annual non-competition payment of $50,000, which is described below. His salary will be reviewed annually for appropriate increases by the Compensation Committee. He may also receive an incentive bonus in the discretion of the Compensation Committee. The employment agreement provides that Louis T. Donatelli agrees to devote as much of his time, attention and energy as is necessary for him to perform his duties and responsibilities. The employment agreement provides that Louis T. Donatelli shall be permitted to continue to serve as Chairman of the Board of Donatelli & Klein, Inc. See “Certain Relationships and Related Party Transactions — The Company’s Relationship with Donatelli & Klein, Inc.”

      The employment agreement also provided that Mr. Louis T. Donatelli be granted an option to purchase 100,000 Common Shares. The option grant is exercisable over a four-year period and has an exercise price at $15.00 per share, the price to the public in the initial public offering.

      Louis T. Donatelli’s employment agreement permits the Company to terminate his employment with appropriate notice for or without “cause.” In addition, he has the right under his employment agreement to resign for “good reason.” The terms “cause” and “good reason” have the same definitions as in the employment agreements for the other executives, as described above.

      The employment agreement for Mr. Louis T. Donatelli provides that he will be eligible to receive the same benefits, including participation in the Company’s retirement and welfare plans to the same extent as other similarly situated employees and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

      If Louis T. Donatelli’s employment ends for any reason, the Company will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if the Company terminate Louis T. Donatelli’s employment without cause or if he resigns for good reason, it will be obligated to pay him (i) severance equal to two times his base salary, payable over the 24-month period after his termination of employment, (ii) a pro ration of his incentive pay, and (iii) payment of premiums for group health coverage during the 24-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If Louis T. Donatelli is terminated on account of death or disability, he will receive a pro ration of his incentive pay that covers the fiscal year of his termination. In addition, in the event the Company terminates his employment other than for cause, on account of his disability or death, or by him for good reason, all of his outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of the remaining period under the award or five years from the effective date of such termination. To receive the severance, he must execute a release of claims. Louis T. Donatelli’s incentive pay is determined in the same manner as for the other executives as described above.

      Upon a change in control, all outstanding options, restricted shares and equity securities will become fully vested and/or exercisable. Upon a change in control, Louis T. Donatelli will be entitled to enhanced severance benefits if (A) after a change in control occurs, but within the two year period after the change in control occurs, Louis T. Donatelli is terminated without cause or he terminates his employment on account of good reason, or (B) prior to a change in control, he terminates (i) within the six month period prior to a change in control or (ii) after the commencement of the Company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of his termination. Louis T. Donatelli will also be entitled to enhanced severance benefits if he resigns for any reason during the one month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Louis T. Donatelli are as follows: (i) lump sum severance payment equal to three times his base salary, (ii) lump sum severance payment equal to three times his incentive pay, (iii) a pro ration of his incentive pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control, and (v) payment of premiums for group health coverage during the 36-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, he must execute a release of claims. The definition of change in control under Louis T. Donatelli’s employment agreement is the same as for the other executives described above.

      If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreement require the Company to gross up payments to Louis T. Donatelli for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

      If Louis T. Donatelli’s employment terminates for any reason or if a change in control occurs, the Company will indemnify him in connection with personal guarantees that he has provided in respect of certain indebtedness that we have incurred.

      In connection with his employment agreement, Louis T. Donatelli was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one year period after termination of his employment for any reason, Louis T. Donatelli will not compete with the Company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Delaware, Maryland, North Carolina, Pennsylvania, Virginia, Washington, D.C. and West Virginia. See “Certain Relationships and Related Party Transactions — The Company’s Relationship with Donatelli & Klein, Inc.” This agreement also provides that for the one-year period after termination of Louis T. Donatelli’s employment for any reason he will not solicit any of the Company’s principal customers, encourage any of principal customers to reduce its patronage of the Company, or solicit or hire any of the Company’s employees.

      The employment agreement provides that Louis T. Donatelli will receive an annual payment of $50,000 as non-compete fees associated with his agreement to the terms of the non-competition, confidentiality and non-solicitation agreement. This annual payment will be paid to Louis T. Donatelli for as long as the agreement is in effect.

Outstanding Options and Restricted Shares

      The following tables show the number of options and share awards held by our executive officers and trustees pursuant to awards made by the Board of Trustees.

	Individual Grants				Potential Realizable Value
					at Assumed Annual Rates
	Number of	% of Total			of Share Price
	Common	Options			Appreciation for Option
	Shares	Granted	Exercise		Term
	Underlying	to	Price per
Name of Grantee	Options(1)	Employees	Share	Expiration Date	5%	10%

Douglas J. Donatelli	150,000	29.7%	$15.00	September 16, 2013	$1,415,013	$3,585,921
Louis T. Donatelli	100,000	19.8%	$15.00	September 16, 2013	$943,342	$2,390,614
Nicholas R. Smith	75,000	14.9%	$15.00	September 16, 2013	$707,506	$1,792,960
Barry H. Bass	50,000	9.9%	$15.00	September 16, 2013	$471,671	$1,195,307
James H. Dawson	50,000	9.9%	$15.00	September 16, 2013	$471,671	$1,195,307
Kyung Rhee	30,000	5.9%	$15.00	September 16, 2013	$283,003	$717,184
Michael H. Comer	30,000	5.9%	$15.00	September 16, 2013	$283,003	$717,184

Name of Grantee	Share Awards

Robert H. Arnold	2,000
Richard B. Chess	2,000
J. Roderick Heller, III	1,000
R. Michael McCullough	1,000
Terry L. Stevens	1,000

(1)	All options vest as follows: 25% commencing on the first anniversary of the date of grant, October 22, 2003, and 6.25% in each calendar quarter thereafter.

Aggregated Option Exercises in 2003 and December 31, 2003 Option Values

      The following table provides information on option exercise in 2003 by the named executive officers, and the value of each such officer’s unexercised options at December 31, 2003.

			Number of Shares
			Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
			December 31, 2003		December 31, 2003(1)
	Shares Acquired
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas J. Donatelli	—	$0	—	150,000	$0	$561,000
Louis T. Donatelli	—	0	—	100,000	0	374,000
Nicholas R. Smith	—	0	—	75,000	0	280,500
Barry H. Bass	—	0	—	50,000	0	187,000
James H. Dawson	—	0	—	50,000	0	187,000

(1)	Based on $18.74 per share closing price on the NYSE on December 31, 2003.

COMPENSATION COMMITTEE REPORT

      The Compensation Committee is responsible for:

•	establishing and administering executive plans, compensation plan policies and programs;

•	evaluating the performance of our senior executives;

•	considering the design and competitiveness of our compensation plans; and

•	administering and reviewing changes to our Equity Compensation Plan.

      Our committee’s policy is to devise and implement compensation for our officers and employees commensurate with their position and determined with reference to compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to our company. Each member of the Compensation Committee is independent as defined in the committee charter, as determined by the Board of Directors.

Components of Executive Compensation

      Our committee’s executive compensation methodology consists of three components: (1) base salary, (2) annual incentive and (3) long-term incentive compensation. These components provide elements of fixed income and variable compensation that is linked to the achievement of individual and corporate goals and the enhancement of value to our company’s shareholders.

      Base Salary. Base salary represents the fixed component of our executive compensation system. Executives receive salaries that are within a range established by the Compensation Committee for their respective positions based on the comparative analysis described above. Where each executive’s salary falls within the salary range is based on a determination of the level of experience that the executive brings to the position and how successful the executive has been in achieving set goals. Salary adjustments are based on a similar evaluation and a comparison of adjustments made by competitors and any necessary inflationary adjustments.

      Annual Incentives. Annual incentives exist in the form of bonuses available to each executive officer as a means of linking compensation to objective performance criteria that are within the control of the executive officer. The actual amount of incentive bonus for 2003 received by each of our executive officers was determined by the Compensation Committee. Incentive bonuses may be paid in cash or performance shares. To motivate executives to increase their ownership, the Compensation Committee may approve that executive officers receive all or a portion of their bonuses in performance shares of our common stock.

      Long-Term Incentives. The third component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward our executives and employees for maximizing shareholder value. Long-term incentives are provided primarily by grants of stock options and share grants under the 2003 Equity Compensation Plan, which is administered by the Compensation Committee. The purpose of the 2003 Equity Compensation Plan is to assist our company in recruiting and retaining key employees, by enabling such persons to participate in the future success of our company and to align their interests with those of our company and our shareholders. 485,000 stock options were granted as long-term incentives for executive performance in fiscal year 2003.

Base Compensation and Bonuses

      The Compensation Committee approved the payment of annual base salaries for fiscal year 2003 and 2004 to our executive officers effective October 28, 2003, as follows:

Executive Officer	Annual Base Salary

Douglas J. Donatelli	$250,000
President, Chief Executive Officer and Trustee
Louis T. Donatelli	$130,000
Chairman of the Board
Nicholas R. Smith	$175,000
Executive Vice President, Chief Investment Officer
Barry H. Bass	$165,000
Senior Vice President, Chief Financial Officer
James H. Dawson	$165,000
Senior Vice President, Leasing and Property Management

      The Compensation Committee will determine annually a bonus program for our company’s officers, with any future stock bonus awards to be issued to the executive officers through the 2003 Equity Compensation Plan.

      Although none of our company’s executive officers receives annual compensation in excess of $1 million, we continue to study the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. We have taken steps to allow for the grant of stock options and certain other stock incentive awards that qualify as performance-based compensation exempt from the cap.

2003 CEO Compensation

      In devising an appropriate compensation package for Douglas J. Donatelli, our CEO, the Compensation Committee is guided by our company’s performance, competitive practices, and the Compensation Committee’s policy, discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies. Appropriate adjustments in the compensation of our CEO are considered at the same time that we consider similar adjustments for our other executive officers.

      In creating Mr. Donatelli’s total cash compensation package for our 2003 fiscal year, the Compensation Committee was guided by a review of publicly available information as to the compensation of the CEOs of other similarly sized REITs. Based upon such considerations, the Compensation Committee adopted and approved $250,000 as the appropriate base salary to be paid to Mr. Donatelli during our 2003 and 2004 fiscal years. The Compensation Committee intends to continue to apply the bonus award procedure discussed above under “Base Compensation and Bonuses” to Mr. Donatelli and our other executive officers during our 2004 fiscal year.

      This report has been submitted by the members of the Compensation Committee for our 2003 fiscal year.

COMPENSATION COMMITTEE
R. Michael McCullough, Chairman
J. Roderick Heller, III
Terry L. Stevens

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Compensation Committee are independent as defined by our bylaws and governance guidelines and the listing standards of the NYSE.

PERFORMANCE GRAPH

      The following graph compares the cumulative total return on our Common Shares with the cumulative total return of the S&P 500 Stock Index and The Morgan Stanley REIT Index for the period October 23, 2003, the date of our initial public offering, through December 31, 2003, assuming the investment of $100 at our initial public offering price of $15.00 per share on October 23, 2003 and the reinvestment of dividends. The performance reflected in the graph is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURNS FOR THE PERIOD

OCTOBER 23, 2003 THROUGH DECEMBER 31, 2003
FIRST POTOMAC REALTY TRUST COMMON SHARES AND
S&P 500 AND THE MORGAN STANLEY REIT INDEX (RMS)

	10/23/2003	12/31/2003

First Potomac Realty Trust	$100.00	$124.93
The Morgan Stanley REIT Index (RMS)	$100.00	$107.53
S&P 500	$100.00	$107.92

      We cannot assure you that our share performance will continue into the future with the same or similar trends depicted in the above graph. We will not make or endorse any predictions as to our future share performance.

      The foregoing graph and chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Trustees is composed of Terry L. Stevens (Chairman), Richard B. Chess and R. Michael McCullough and operates under a written charter, which is attached as Exhibit A to this proxy statement.

      The Audit Committee oversees First Potomac Realty Trust’s financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In this context, the audit committee has reviewed and discussed with management the audited financial statements in the annual report to shareholders.

      The Audit Committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards 61, as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

      The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent auditors their independence.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Trustees (and the Board of Trustees agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee also recommended that KPMG LLP be retained as the Company’s auditors for the 2004 fiscal year.

Principal Accountant Fees and Services

      Aggregate fees for professional services rendered for the Company and the Predecessor by KPMG LLP as of and for the years ended December 31, 2003 and 2002, were:

Fee Type	2003	2002

Audit Fees	$596,800	$142,000
Audit-Related Fees	3,000	—
Tax Fees	204,675	102,600
All Other Fees	—	—

Total Fees	$804,475	$244,600

      Audit fees include annual audit and limited quarterly review fees as well as fees for services that generally only the principal auditor can reasonably provide to the Company. Fees in 2003 included review of SEC filings, comfort letters, consents and acquisition audits required by SEC regulations. Tax fees include costs to prepare trust and partnership federal and state tax returns and research of tax-related matters.

Approval Policies and Procedures

      The Audit Committee pre-approves all audit and non-audit services provided by the independent auditor.

AUDIT COMMITTEE
Terry L. Stevens, Chairman
Richard B. Chess
R. Michael McCullough

      The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

OTHER MATTERS

      As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

      The Company’s 2003 Annual Report to Shareholders is being mailed to shareholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

By order of the Board of Trustees,

Kyung Rhee
Corporate Secretary

Exhibit A

AUDIT COMMITTEE CHARTER

February 18, 2004

      The following shall constitute the Audit Committee Charter (the “Charter”) of the board of trustees (the “Board”) of First Potomac Realty Trust (the “Company”):

I.     ORGANIZATION

      There shall be constituted a standing committee of the Board to be known as the audit committee (the “Audit Committee”).

II.     COMPOSITION AND SELECTION

      The Audit Committee shall be comprised of three or more trustees, each of whom shall meet the independence, financial literacy and similar requirements of all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange as then in effect.

      All members of the Audit Committee shall be financially literate, as such term is interpreted by the Board in its business judgment in compliance with the applicable rules of the SEC and the New York Stock Exchange. At least one member of the Audit Committee shall have accounting or related financial management expertise in compliance with the applicable rules of the New York Stock Exchange.

      No member of the Audit Committee may serve on the audit committees of more than three public companies. If an audit committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee and disclose such determination in the Company’s annual proxy statement.

      The members of the Audit Committee shall be appointed by the Board annually on the recommendation of the Nominating and Corporate Governance Committee, and may be removed by the Board. The members of the Audit Committee shall serve until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee shall designate a Chairman by majority vote of the full Audit Committee.

      The duties and responsibilities of Audit Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III.     STATEMENT OF PURPOSE

      The primary function of the Audit Committee shall be to assist the Board in discharging its oversight responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries by monitoring (1) these practices, generally; (2) the integrity of the financial statements and other financial information provided by the Company to its shareholders, any governmental body or the public; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications and independence; and (5) the performance of the Company’s independent auditors and internal audit functions and the integrity of the systems of internal controls regarding finance and accounting that management and the Board have established.

      The Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

IV.     COMMITTEE OBJECTIVES

      The Audit Committee’s primary objectives include providing an independent, direct and open avenue of communication among the Company’s independent accountants, management, internal auditors, and the

Board; serving as an independent and objective party to review the Company’s financial reporting processes and internal control systems; overseeing with management the reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices; reviewing and considering the work of the Company’s independent accountants and internal auditors; reviewing the adequacy of the internal audit function’s staffing and the qualifications of its personnel; and reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function.

V.     COMMITTEE AUTHORITY AND RESPONSIBILITIES

      The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and replace the independent auditor (subject, if applicable, to shareholder ratification) and shall approve all audit engagement fees and terms and all permissible non-audit engagements with the independent auditor. The independent auditor shall be accountable to the Board through the Audit Committee. The Audit Committee shall consult with management but shall not delegate these responsibilities.

      The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate.

      The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation. The Audit Committee shall have the authority to determine, and to receive from the Company, the appropriate compensation to be paid to any special legal, accounting or other consultant retained by the Audit Committee.

      The Audit Committee shall make regular reports to the Board, and shall review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function. The Audit Committee shall review and reassess the adequacy of this Charter, at least annually, and shall recommend any proposed changes to the Board for approval. The Audit Committee shall annually review its own performance.

      The Audit Committee shall:

Financial Statement and Disclosure Matters

      (1) Review and discuss with management and the independent auditor accounting policies and financial reporting issues and judgments that may be viewed as critical; review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; review any significant changes in the Company’s accounting and auditing policies; review and discuss any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports; review and discuss major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

      (2) Review and discuss with management and the independent auditor the annual audited financial statements, including, when applicable, disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K, when applicable;

      (3) Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including the results of the independent auditor’s reviews of the quarterly financial statements, prior to the filing of its Form l0-Q, when applicable;

      (4) Review and discuss with management and the independent auditor: (a) any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company; and (b) any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Company’s financial statements;

      (5) Review and discuss with management earnings press releases, as well as financial information and earnings guidance given to analysts and ratings agencies, giving attention to any use of “pro forma” or “adjusted” non-GAAP financial measures or information;

      (6) Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies; and

      (7) Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

Oversight of the Company’s Relationship with the Independent Auditor

      (1) Obtain and review a formal written report by the independent auditor, at least annually, which report shall include descriptions of: (a) the independent auditor’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities in the preceding five years respecting one or more independent audits carried out by the firm or its predecessors; (c) any steps taken to deal with such issues; (d) all relationships between the independent auditor and the Company; and (e) any other relationships that may adversely affect the independence of the auditor. The Audit Committee should assess the independence of the independent auditor, including that of the independent auditor’s lead partner, based on a review of the written report and recommend to the Board that it take appropriate action in response to the report to satisfy the independence requirements;

      (2) Evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead partner, taking into consideration the opinions of management and the internal auditors; and present its conclusions with respect to such evaluations to the full Board;

      (3) Set clear Company hiring policies for employees or former employees of the independent auditors;

      (4) Discuss with the independent auditor its ultimate accountability to the Board through the Audit Committee;

      (5) Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services; consider whether the independent auditor’s performance of information technology and other non-audit services is compatible with the auditor’s independence;

      (6) Consider whether there should be a regular rotation of the lead audit partner, or the independent auditing firm itself in order to assure continuing independence of the independent auditor; and

Oversight of Audit Process

      (1) Establish regular and separate systems of reporting to the Audit Committee by the Company’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each as to the appropriateness of such judgments;

      (2) Review and discuss with the independent auditor the audit planning and procedures, including the scope, fees, staffing and timing of the audit; review and discuss the results of the audit exam and management letters, and any reports of the independent auditor with respect to the interim period;

      (3) Review with the Company’s internal auditors and the independent auditor the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources;

      (4) Review separately with the Company’s management, the independent auditor and the internal auditing function, following completion of the audit, the nature and extent of any significant changes in accounting principles or the application thereof;

      (5) Review separately with the Company’s management, the independent auditor and the internal auditors, following completion of the Company’s annual audit, any significant difficulties encountered during the course of the audit, including: (a) difficulties with management’s response; (b) any restrictions on the scope of work or access to required information; and (c) any other matters required to be brought to the attention of the Audit Committee by the outside auditors under applicable auditing standards (e.g., SAS 61 and Independent Standards Board No. 1);

      (6) Review any significant disagreement among the Company’s management and its independent auditor or the internal auditors in connection with the preparation of the Company’s financial statements;

      (7) Review any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial, or otherwise); review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company; and

      (8) Review with the Company’s independent auditor, the internal auditors and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate amount of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion.

Oversight of the Company’s Internal Audit Function

      (1) Review the appointment, replacement, reassignment or dismissal of the Company’s internal auditors, it being understood that the Company shall have the option to either hire an internal auditor as an employee of the Company or choose to outsource the internal auditing function to a third party that is not also the Company’s independent auditor;

      (2) Review the regular internal reports to management prepared by the internal auditors and management’s responses; and

      (3) Discuss with the independent auditor the internal auditor’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

      (1) Review and discuss the annual internal control report of management and the independent auditor’s report on, and attestation of, management’s evaluation of internal controls and procedures for financial reporting, when those reports are required by SEC rules.

      (2) Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

      (3) Review any material pending legal proceedings involving the Company and other contingent liabilities; discuss with the Company’s counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies; and

      (4) Receive, retain and resolve complaints the Company may receive from employees on a confidential, anonymous basis and others regarding accounting, internal accounting controls and auditing matters. The Company has established procedures for handling such complaints, which are set forth in Section VI.

Ethical and Legal Compliance

      (1) Review with the Company’s counsel legal compliance matters, including corporate securities trading policies;

      (2) Review the procedures established by the Company that monitor the Company’s compliance with its loan and indenture covenants and restrictions; and

      (3) Perform any other activities consistent with this Charter, the Company’s Declaration of Trust or By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

VI.     PROCESS FOR HANDLING COMPLAINTS ABOUT ACCOUNTING MATTERS

      As part of the Board of Trustee’s procedure for receiving and handling complaints or concerns about the Company’s conduct, the Audit Committee has established the following procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      (1) The Company has established a procedure to permit anonymous complaints regarding accounting, internal accounting controls or auditing matters to be sent to the chair of the Audit Committee.

      (2) All complaints will be tracked on a separate Board of Trustees’ docket, but handled by the Company’s finance and legal staff in the normal manner, except as the Audit Committee may request.

      (3) The status of the specially docketed complaints will be reported on a quarterly basis to the chair of the Audit Committee and, if they so direct, to the Audit Committee or the full Board of Trustees.

      (4) The Audit Committee chair may request special treatment, including the retention of outside counsel or other advisors, for any complaint addressed to it.

VII.     MEETINGS

      The Audit Committee shall meet separately, as often as may be deemed necessary or appropriate in its judgment, but at least four times per calendar year, with the Company’s management, internal auditors and independent auditors, which shall include a review of the Company’s financial statements. Except in extraordinary circumstances as determined by the Committee Chairman, notice shall be delivered to all Committee members at least forty-eight hours in advance of the meeting date. Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the Committee. Such written consent shall have the same force and effect as a unanimous vote of the Committee.

      Following each meeting, the Audit Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

      In addition, the Audit Committee shall meet quarterly in person or by telephone in executive session with the Company’s independent accountants.

      A majority of the members of the Audit Committee shall constitute a quorum.

VIII.     LIMITATION OF AUDIT COMMITTEE’S ROLE

      The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and disclosure controls and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations and required in connection with certifications that must be delivered by the Company’s CEO and CFO under the SEC’s rules implementing Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The independent auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by: (i) an officer or employee of the Company whom the trustee reasonably believes to be reliable and competent in the matters presented, (ii) a lawyer, certified public accountant, or other person, as to a matter which the trustee reasonably believes to be within the person’s professional or expert competence; or (iii) a committee of the Board on which the trustee does not serve, as to a matter within its designated authority, if the trustee reasonably believes the committee to merit confidence.

IX.     CONSISTENCY WITH DECLARATION OF TRUST

      To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Declaration of Trust or the Bylaws of the Company, the Declaration of Trust or the Bylaws, as appropriate, shall fully control.

X.     CERTIFICATION

      This Audit Committee Charter was duly approved and adopted by the Board of the Company on the 18th day of February, 2004.

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST POTOMAC REALTY TRUST

May 13, 2004

Please date, sign and mail your
proxy card in the envelope provided as
soon as possible.

\/ Please detach along perforated line and mail in the envelope provided. \/

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF TRUSTEES.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]

1. Election of Trustees:

NOMINEES:
☐	FOR ALL NOMINEES	O	Robert H. Arnold
		O	Richard B. Chess
☐	WITHHOLD AUTHORITY	O	Douglas J. Donatelli
	FOR ALL NOMINEES	O	Louis T. Donatelli
		O	J. Roderick Heller, III
☐	FOR ALL EXCEPT	O	R. Michael McCullough
	(See instructions below)	O	Terry L. Stevens

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2.	In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for trustee.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder [ ]	Date: [ ]	Signature of Shareholder [ ]	Date: [ ]

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FIRST POTOMAC REALTY TRUST

7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned hereby appoints Barry H. Bass as proxy, with the power to appoint such person’s substitute, and hereby authorizes him to vote, as designated on the reverse side, all common shares of beneficial interest of First Potomac Realty Trust held of record by the undersigned on March 26, 2004, at the annual meeting of shareholders to be held on May 13, 2004 and any adjournment thereof.

(Continued and to be signed on the reverse side)